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                                                                    EXHIBIT 99.3


PRIVILEGED AND CONFIDENTIAL


December 22, 1999



Mr. James C. Flores
Chairman of the Board
Ocean Energy, Inc.
1001 Fannin, Suite 1600
Houston, Texas 77002

Dear Jim:

In recognition of your past service to the Company, and in anticipation of certain future actions, the Board of Directors of Ocean Energy, Inc., a Texas corporation ("OEI"), hereby extends to you an opportunity to receive certain in-lieu severance benefits upon your resignation as Chairman of the Board and acceptance of the position of Vice Chairman.

Under the terms of this opportunity, you have been granted by OEI an unfunded and unsecured promise to provide certain in-lieu severance benefits which would have otherwise been provided in the event of your "Termination" as Chairman of OEI, as set forth in that certain Employment Agreement entered into effective as of March 27, 1998, by and between OEI and James C. Flores, as amended. Specifically, the in-lieu severance benefits will include (1) a lump sum cash payment of $5.4 million, and (2) vesting of all outstanding and unvested stock options. Your right to the cash payment and option vesting will be completely contingent upon you completing the following actions:

        1. Resign as Chairman of the Board of Directors of OEI effective as of December 31, 1999 and accept the position of Vice Chairman of the Board of Directors beginning January 1, 2000.

        2. Accomplish an orderly transition of your current duties as Chairman of the Board of Directors of OEI.

        3. Execute an Employment Agreement as required by OEI to govern your duties and compensation as Vice Chairman.

OEI believes that such actions can be accomplished by January 1, 2000, and the in-lieu severance benefits will therefore vest to you on January 1, 2000, assuming you complete the actions required above.
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Mr. James C. Flores
December 22, 1999
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If you vest in the in-lieu severance benefits, payment of the cash amount will occur within 15 business days thereafter. In addition, OEI shall on such date cause the options to purchase stock that were granted to you during 1999 and that are outstanding as of such date to be amended to provide that each be fully exercisable on such date and shall continue to be exercisable thereafter, subject to the termination provisions contained therein. Any such amendment will require your acknowledgement and agreement that the acceleration of the exercisability of such outstanding stock options may cause any such options intended to be incentive stock options ("ISO's") within the meaning of Section 422(b) of the Internal Revenue Code of 1986 as amended, to be treated as options that do not constitute ISO's.

Any rights that you possess in this in-lieu severance opportunity shall not be subject to any restrictions other than those indicated in this letter.

It is our intention that this in-lieu severance opportunity will facilitate the smooth transition of your role at the Company and assure your continued participation as Vice Chairman and a member of the Board of Directors.

Please execute the acknowledgement below to indicate your acceptance of this proposal.

Sincerely,

/s/ James T. Hackett

James T. Hackett
President and Chief Executive Officer
(on Behalf of the Board of Directors of
Ocean Energy, Inc., a Texas corporation)


ACKNOWLEDGED AND ACCEPTED this 28th day of December, 1999.



By:     /s/ James C. Flores
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        James C. Flores